SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into by and between Susan B. Reilly (“Employee”) and Ministry Partners Investment Company, LLC  (“MPIC” or the “Company”).  Employee and MPIC are collectively referred to as the “Parties” in this Agreement.

RECITALS

Employee has served as the Company’s Senior Vice President and Chief Financial Officer and has been employed by the Company since December 1, 2007.    The Company recognizes Employee for eight plus years of dedicated, valuable and continuous service to the Company.   The Parties hereto desire to enter into this Agreement to confirm the terms of her separation from employment with the Company effective as of August 31, 2016.  The “Effective Date” of this Agreement will be the 8th calendar day following the date of Employee’s signature below, unless otherwise revoked during the seven (7) day period specified in Section 3 below.

The Parties have agreed to enter into this Agreement to resolve any and all disputes arising out of or related to Employee’s employment, including all disputes that arise out of or relate to Employee’s separation from the Company.

AGREEMENT

In consideration of the covenants and promises in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Separation from Employment.

a.Employee acknowledges and agrees that she has been advised by the Company that the Company has adopted a management reorganization plan which will result in her separation from employment and termination of her employment as the Company’s Senior Vice President, Chief Financial Officer and Principal Accounting Officer, including her appointment to  any and all committees and positions held with the Company and its wholly-owned subsidiaries and affiliated entities, effective as of August 31, 2016 (the “Separation Date”).  As of the Separation Date, Employee will no longer serve on any and all committees or hold any positions at Ministry Partners Securities, LLC (“MPS”), Ministry Partners Funding, LLC (“MPF”) and MP Realty, Inc. (“MP Realty”).

b.The Company agrees, covenants, and represents that it will not oppose any application Employee may file or submit for unemployment insurance.  However, Employee agrees, covenants, and represents that she shall not, in any manner indicate in any application, form, or other document submitted in connection with obtaining unemployment compensation that: (1) her separation from the Company violated any law, including state or federal statute, rule or regulation or common law provision or was otherwise wrongful in any manner; or (2) that the Company violated any state or federal statute, rule, regulation, or common law provision, or otherwise engaged in any wrongful or unlawful conduct with respect to Employee’s employment.

2.	Severance Benefits.

Within a reasonable time after the Effective Date of this Agreement, and on the condition that Employee not exercise her right of revocation as provided in Section 3(c) of this Agreement, and on the further condition that Employee comply with the terms of this Agreement, the Company shall provide Employee with the following payments and benefits, which collectively will be referred to as the “Severance Benefits” in this Agreement:

a.The Company will pay to Employee a cash payment in the amount $77,531.93,  which is equal to six months of Employee’s annual base salary of $155,063.85 as of the Separation Date.  The Severance Benefits will be paid as follows:

(i)in four equal installments of $12,921.99,  less applicable withholdings, to be paid on September 15, 2016, October 15, 2016, November 15, 2016 and December 15, 2016; and

(ii)a final cash installment of $25,843.97, less applicable withholdings, to be paid on or before December 31, 2016.

b.Employee acknowledges that, as of the Separation Date, she may be eligible to obtain continuing coverage under the Company’s group medical plan pursuant to the provisions of the Consolidated Omnibus Reconciliation Act and its implementing regulations (“COBRA”). For a period of six (6) months, from September 2016 through February 2017, or until such time as Employee begins to receive comparable benefits from a subsequent employer (whichever is shorter), the Company will pay the premium payments for any COBRA continuation coverage that Employee properly elects to obtain for herself and those of her family members who were currently eligible dependents under the Company’s health insurance plan as of the Separation Date. After February 2017, Employee shall be solely responsible for paying any and all premiums necessary to continue such health insurance benefits. Employee hereby acknowledges that she has received from the Company all required information and forms regarding her right to continue health insurance benefits under COBRA.

c.Employee will be entitled to receive the value of her unused vacation pay earned through the Separation Date.

d.Employee acknowledges and agrees that the Severance Benefits do not constitute money or benefits to which she is or may become entitled for any work performed for the Company through the Separation Date.  Employee further acknowledges and agrees that she is not eligible for, or entitled to, payment of any other benefits of employment, wages, bonuses, or commissions, except as provided in this Agreement.

e.If Employee breaches any term of this Agreement, she agrees that the Company will cease and desist from making any further, unpaid installment payments, and any payment previously paid by the Company to Employee shall be returned within 15 business days of such breach being established.

3.	General Release And Covenant Not To Sue By Employee.

a.Employee, for herself and her family, heirs, assigns, executors, administrators, and agents, past and present (collectively, the “Affiliates”), hereby fully and without limitation releases, covenants not to sue, and forever discharges the Company, MPS, MPF,  MP Realty and their respective subsidiaries, affiliated entities, members, partners, directors, officers, shareholders, insurers, agents, employees, and predecessors and successors, past and present (collectively, the “Releasees”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, suits, damages, losses, debts, attorney’s fees, costs, and expenses, of whatever nature whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, that Employee or Affiliates now have, or may ever have had (“Claims”), against any of the Releasees arising out of, or related in any way to any of the following: (i) Employee’s employment with the Company, including the termination thereof; and (ii) any act, omission, or transaction of or by the Company or any of the Releasees occurring on or before the date the Employee executes this Agreement.

b.Without limiting the foregoing, Employee understands and agrees that the foregoing release provisions waive and release Claims alleging violations of any federal or state employment discrimination law, including without limitation the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; the Age Discrimination in Employment Act (“ADEA”); Employee Retirement Income Security Act (ERISA); as well as Claims arising out of or related to violations of any other state or federal law, rule or regulation or any Claim arising out of any common law theory.

c.This Agreement, and the release contained herein, are subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”).  The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary.  In compliance with OWBPA, Employee hereby acknowledges and agrees that she has executed this Agreement voluntarily, and with full knowledge of its consequences.  In addition, Employee hereby acknowledges and agrees as follows: (i) this Agreement has been written in a manner that is calculated to be understood, and it understood, by Employee; (ii) the release provisions of this Agreement apply to any rights Employee may have under the ADEA, including the right to file a lawsuit in state or federal court of age discrimination in violation of the ADEA; (iii) the release provisions of the Agreement do not apply to any rights or claims Employee may have under the ADEA that arise after Employee executes this Agreement; (iv) the Company does not have a preexisting duty to provide Employee with the Severance Benefits identified in this Agreement; (v) Employee has been advised and given the opportunity to consult with an attorney, and has consulted with an attorney to the extent she wished to do so, prior to executing this Agreement; (vi) Employee has had a period of at least 21 days to consider this Agreement; and (vii) Employee has the right to revoke this Agreement within seven days after its execution.  To revoke this Agreement, Employee must send written notice of his revocation of the Agreement to Ministry Partners Investment Company, LLC, 915 W. Imperial Hwy.,  Suite 120, Brea, CA 92821 Attention: President and Chief Executive Officer within the time period noted above.  To the extent Employee revokes this Agreement, Employee agrees and acknowledge that she shall not be entitled to any of the Severance Benefits provided by this Agreement.

d.Employee understands that by signing this Agreement and agreeing to the release of Claims, she is not waiving any right or claim that cannot be waived as a matter of law.  Employee further understands that the release of Claims does not prevent her from filing a charge with or participating in an investigation by a governmental administrative agency; provided, however, that Employee hereby waives any right to receive any monetary award resulting from such a charge or investigation.

4.	Release Provisions Applicable To Unknown Claims.

Employee further understands and acknowledges that she is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor.”

Employee agrees that this release specifically covers known and unknown claims and waives her rights under Section 1542 of the California Civil Code and any other statute or common law principle to the same or similar effect.

5.	General Release And Covenant Not To Sue By MPIC.

The Company, on its own behalf and, to the extent permitted by law, on behalf of its subsidiaries and affiliated entities, hereby fully and without limitation releases, covenants not to sue, and forever discharges Employee and his family, heirs, assigns, executors, administrators, and agents, past and present (collectively, the “Employee Releasees”) from any and all rights, claims, demands, liabilities, actions, causes of action, suits, damages, losses, debts, attorney’s fees, costs, and expenses, of whatever nature that the Company, its subsidiaries and its affiliated entities have, or may ever have had against the Employee and any Employee Releasees arising out of, or related in any way to Employee’s employment with the Company.  Notwithstanding the generality of the foregoing, the Parties hereby agree that the covenant not to sue, discharge, and release of claims provided in this Section 5 shall not extend to any claims by the Company, its subsidiaries or its related companies against Employee or the Employee Releasees involving currently unknown intentional or malicious misconduct arising out of or related to Employee’s employment, including claims involving embezzlement, fraud, or the intentional breach of fiduciary duties.

6.	Confirmation of Payment of Wages.

Employee agrees and acknowledges that she has been paid all wages due and owing to her as of the Separation Date, including all accrued, but unused vacation pay, bonuses, commissions and payments of any other type for services rendered up to and including the Separation Date.

7.	Warranties; Representations and Non-Disparagement.

a.Employee represents and warrants that she has not assigned or transferred any interest in any Claims that she has or may have against any of the Releasees.  Employee agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, expenses, and attorneys’ fees incurred as a result of any person or entity who successfully asserts such assignment or transfer.

b.Employee agrees not to disparage or defame the Company, MPS, MPF,  MP Realty or any of their respective subsidiaries, directors, officers, employees or agents or its successors and assigns. Employee acknowledges and understands that her obligations regarding nondisparagement extends to comments and statements made on social networking and blogging sites.

c.The Company agrees that the current members of the Board of Managers and the Company’s managing agents, while employed by the Company, shall not defame Employee regarding any aspect of her employment with the Company or the performance of any of her duties on behalf of the Company.

d.Employee represents that she has not suffered any work-related injuries while employed by the Company and accordingly, she has not filed and does not intend to file any claim for workers’ compensation benefits of any type against the Company, MPS,  MPF or MP Realty.  Employee acknowledges that the Company has relied upon these representations, and that the Company would not have entered into this Agreement but for these representations.  As a result, Employee agrees, covenants, and represents that the Company, may, but is not obligated to, submit this Agreement to the Workers’ Compensation Appeals Board for approval as a full compromise and release as to any workers’ compensation claims in the event that Employee files such a claim.

e. Employee acknowledges that the Severance Payments referenced above and other benefits described above constitute payment by the Company of compensation and benefits that she would otherwise not be entitled to receive except as otherwise agreed to under the terms of this Agreement.

8.	Non-Admission of Liability.

The Parties acknowledge and agree that this Agreement shall not be treated as an admission of liability or wrongdoing by any Party, at any time or for any purpose.

9.	Confidentiality of this Agreement.

a.Except as may be required by law, Employee agrees, covenants, and represents that she has not and will not disclose, communicate, divulge, or discuss any facts relating to the negotiation, existence, or terms of this Agreement to any person, other than her immediate family and legal and financial advisors, without first obtaining the Company’s written consent to each disclosure.

b.The Company agrees its managing agents will not divulge or discuss any facts relating to the negotiation, existence, or terms of this Agreement.  Notwithstanding the foregoing, the Parties agree that the Company and its managing agents may disclose the facts relating to the negotiation, existence, and terms of this Agreement as necessary to effectuate its terms, to obtain legal or financial advice, to conduct business, to report as part of the Company’s corporate governance requirements, obligations under federal securities laws, regulatory agencies and bodies which apply to the Company and MPS and to inform those individuals or businesses that the Company determines in good faith have a need to know of this Agreement or its terms.

10.	Successors and Assigns.

This Agreement shall be binding upon and shall inure to the benefit of the Employee, the Company, MPS, MPF, MP Realty and their respective heirs, executors, administrators, trustees, successors, assigns, affiliated entities, directors, officers, shareholders, partners, agents, and employees, past and present.

11.	Integration; Modifications.

a.This Agreement constitutes an integrated written contract expressing the entire agreement of the Parties with respect to the subject matter hereof, and supersedes and replaces all prior discussions, understandings, representations, promises, communications, and agreements, proposed or otherwise, whether written or oral, concerning the subject matter hereof.  There is no other agreement, written or oral, express or implied, between the Parties relating to the subject matter of this Agreement, other than this Agreement.

b.This Agreement may not be modified orally.  It may be modified only by a written instrument that is signed by Employee and the Company’s Chairman of the Board.

12.	Choice of Law.

This Agreement shall be governed by and interpreted in accordance with the laws of the state of California without regard to California’s rules regarding conflicts of law.

13.	Severability.

Each and every provision of this Agreement shall be considered severable, except for the release provisions of Sections 3 and 4 of this Agreement.  If a court of competent jurisdiction holds that Sections 3 or 4 are illegal, invalid, or unenforceable, then this Agreement shall become null and void, and the Severance Benefits paid pursuant to Section 2 shall be returned to the Company within 15 days.  If any provision other than the provisions in Section 3 and 4 is declared illegal, invalid, or unenforceable for any reason, that provision shall remain in effect to the extent allowed by law, and all of the remaining provisions of this Agreement shall remain in full force and effect.

14.	Effective Date.

The “Effective Date” of this Agreement shall be the eighth day after Employee signs and delivered the Agreement to the Company, so long as the Employee has not exercised her right to revoke within the seven-day revocation period in accordance with Section 3.

Employee represents that SHE has read this Agreement and fully understands all of its terms; that SHE has had an opportunity to confer with an attorney about this Agreement; and that SHE has executed this Agreement without coercion or duress of any kind.

Dated:	September 6, 2016	/s/ Susan B. Reilly
Susan B. Reilly
Dated:	September 7, 2016	MINISTRY PARTNERS INVESTMENT COMPANY,
LLC

/s/ R. Michael Lee

		By:	R. Michael Lee
		Title:	Chairman, Board of Managers